Exhibit 99.1

Company Contacts
Investors	Media
Pamela Rembaum	Sharon Goldstein
Director, Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
(561) 451-1028	(212) 355-4449

Artesyn Technologies and JANA Partners Enter Into Agreement

JANA Designee To Be Appointed To Board of Directors

Boca Raton, Fla., July 8, 2005 – Artesyn Technologies, Inc. (Nasdaq: ATSN) today announced that they have entered into a confidentiality, standstill and board representation agreement with JANA Partners LLC (“JANA”).

JANA is a significant shareholder, currently holding approximately 11.0 percent of Artesyn’s outstanding shares. This agreement gives JANA the ability to participate in discussions concerning potential strategic alternatives for Artesyn, while assuring Artesyn and its Board of Directors the confidentiality of information provided by Artesyn.

Under the terms of the agreement, JANA’s designee, who is expected to be Marc A. Weisman, will be added to Artesyn’s Board of Directors.  Additionally, this agreement is for a period of 6 months, during which time JANA has agreed to certain standstill provisions, including, but not limited to, not participating in a proxy solicitation.  The agreement will be included as an exhibit in the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

Joseph O’Donnell, Artesyn’s Chairman, President and Chief Executive Officer, said, “We believe it is important to listen to our shareholders. With this in mind, we appreciate the constructive input we have received from JANA and welcome Marc Weisman to the Board of Directors. Marc has over 21 years of experience in the legal and investment communities and the Board believes he will offer positive insight in the formulation of Artesyn’s strategies and the Company’s priority to create value for our shareholders, employees and other stakeholders.”

About Artesyn Technologies, Inc.
Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. The Company’s products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company’s web site at www.artesyn.com.